Exhibit 10.22
TIME BROKERAGE AGREEMENT FOR KJOJ(AM)

THIS TIME BROKERAGE AGREEMENT (this “Agreement”) is entered into as of November 6, 2001 by and between Liberman Broadcasting of Houston, Inc., a California corporation (the “Owner”) which is the owner and operator of KJOJ(AM), Conroe, Texas (the “Station”), licensed to its wholly owned subsidiary, Liberman Broadcasting of Houston License Corp., and Little Saigon Radio Broadcasting, Inc., a California corporation (the “Programmer”).

SECTION I.
LEASE OF STATION AIR TIME

1.1    Representations.    Each of Owner and Programmer represents to the other (i) that it is legally qualified and able to enter into this Agreement, (ii) that the execution, delivery and performance hereof does not constitute a breach or violation of any agreement, contract or other obligation to which it is subject or by which it is bound and (iii) that this Agreement constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms.

1.2    Term.    Subject to the termination provisions of Section 5, the term of this Agreement shall be the Initial Term and the Renewal Term, if any (collectively, the “Term”). The initial term of this Agreement shall commence at 12:01 AM on November 19, 2001 (the “Effective Date”) and shall extend through November 18, 2006 (the “Initial Term”). Unless this Agreement shall have been earlier terminated or either party shall have notified the other party hereto, on or before May 17, 2006, of such party’s intent to terminate this Agreement upon the expiration of the Initial Term, this Agreement shall, without any further act by either party, continue for an additional period of five years to commence November 19, 2006 and extend through November 18, 2011 (the “Renewal Term”).

1.3    Scope.

1.3.1    During the Term of this Agreement, and subject to Owner’s reasonable prior approval, Programmer shall provide programming for broadcast on the Station 24 hours-per-day, 7 days per week provided that Owner may broadcast up to two (2) hours of programming per week which is aimed at serving the needs and interests of the Station’s community of license during the morning(s) of Saturday and/or Sunday in accordance with Section 2.4 of this Agreement. Owner shall make such time available to Programmer on the Station, and Programmer shall deliver programming at its expense to the Station’s transmitter facilities or other authorized remote control points as reasonably designated by Owner. Programmer shall have the right to change the programming it supplies to Owner and shall, to the extent feasible, give Owner at least twenty-four hours notice of substantial and material changes in such programming.

1.4    Consideration.

1.4.1    Programmer shall pay Owner the payments as is set forth on Exhibit A hereto. Programmer shall pay Owner such amounts in not more than two monthly installments

(each of which must equal at least 50% of the monthly payment amount), due no later than the 1st and 15th day of the preceding calendar month.

1.4.2    Any payment provided for in Section 1.4.1 not made within five calendar days after the due date thereof shall (i) entitle Owner to terminate this contract without notice, notwithstanding Section 5 of this Agreement, or (ii) at Owner’s sole discretion, be subject to a late charge of the lesser of (A) ten (10.0%) of the total amount due or (B) the highest rate allowed by applicable law, compounded monthly.

1.5    Credit of Payments for Lost Air Time.    If, for any reason, other than the actions of Programmer, the Station suffers a loss of broadcast service for any period of six (6) consecutive hours or more, then, to the extent that such loss causes Programmer to lose air time beyond the initial period of six (6) consecutive hours, Owner shall credit Programmer the amount of money which Programmer paid for such air time so lost by Programmer in accordance with the rates set forth on Exhibit A; provided, however, that no credit shall be given for the initial six (6) hour period. Such credit shall be Owner’s sole compensation to Programmer for air time so lost. Owner shall have no other liability to Programmer or any third party pursuant to the terms of this Section.

1.6    Third-Party Contracts; Resale.    Programmer will not enter into any third-party contracts, leases or agreements which will bind Owner in any way except with Owner’s prior written approval. Programmer agrees that it will not resell or otherwise transfer all or any portion of the airtime it is purchasing under this Agreement without the express prior written consent of Owner; provided, however, that the foregoing shall not be construed to prohibit Programmer from selling air time to third parties for advertising that is in compliance with the terms of this Agreement. Any such sale or transfer without such prior written consent shall be void and of no force or effect. Owner will not enter into any third-party contracts, leases or agreements which will bind Programmer in any way except with Programmer’s prior written approval.

1.7    Use of the Station’s Studio.    Subject to Owner’s own programming needs and its discretion, Owner agrees to provide Programmer with access to the Station’s facilities including the Station studio and broadcast equipment for use by Programmer, if it so desires, but Programmer shall use such studio and equipment only for the purpose of producing programming for the Station.

1.8    Accounts Receivable.    Programmer shall have no interest in any cash accounts receivable for broadcasts on the Station which occur prior to the Effective Date. All revenues and cash accounts receivable for broadcasts on the Station following the Effective Date shall belong to Programmer except that those revenues and accounts receivable which relate to public affairs programming broadcast by Owner in accordance with Section 2.4 hereof shall, in each case, belong to Owner. Additionally, and for the avoidance of doubt, any other revenue derived from the operation of the Station or its facilities shall belong to Owner. Programmer may sell advertising time consistent with the applicable rules and regulations and the Policy Statement (as defined below) on the Station in combination with any other broadcast station of its choosing, subject to compliance with applicable law. Programmer shall be responsible for payment of the commissions due to any national sales representative, local sales representative, agency or employee engaged by it for the purpose of selling advertising that is carried during the programming it provides to Owner.

SECTION II.
OBLIGATIONS OF THE PARTIES

2.1    Division of Expenses.    Owner will provide and be responsible for (i) the Station personnel necessary for maintenance and operation of the Station’s transmission facilities (including without limitation a Chief Operator), and will be responsible for the salaries, taxes, insurance and related costs for all Station personnel used in the maintenance and operation of the Station’s transmission facilities, (ii) all real and personal property taxes, mortgage fees and expenses and other real property costs (including insurance), in each case, related to Owner’s real property, (iii) all transmitter site leases and any lease payments related to the Station’s studios located at 11767 Katy Freeway, Suite 1170, Houston, Texas 77079 (v) any utilities (excluding telephone charges), and (vi) all costs and expenses for the maintenance of all transmitter equipment, as determined by Owner in its sole discretion. Whenever on the Station’s premises, all personnel shall be subject to the supervision and the direction of Owner’s General Manager and/or the Station’s Chief Operator. Except as set forth in the foregoing sentences of this Section 2.1, Programmer shall be responsible for all other expenses involved in the operation of the Station including, without limitation, (i) all operating expenses of the Station (including telephone expenses and expenses related to sales, marketing, promotion, advertising, billing and collections and traffic), (ii) all costs and expenses for maintenance of Programmer’s studio equipment, (iii) the employment and salaries, taxes, insurance and related costs for all personnel used in the production of its programming, including salespeople, traffic personnel, board operators and programming staff and (iv) all copyright fees attributable to Programmer’s programming broadcast on the Station, including, without limitation, all ASCAP, BMI and SESAC fees, and fees for any other necessary music performance rights, as determined in the sole discretion of Owner.

2.2    Control.

2.2.1    Notwithstanding anything to the contrary in this Agreement, Owner shall have full authority and power over the management and operation of the Station during the period of this Agreement including operations with respect to the Station’s finances, personnel, and programming. The parties agree that Owner’s authority includes but is not limited to the right to reject or refuse such portions of the Programmer’s programming which Owner believes, in its sole discretion, to be contrary to the public interest, the Communications Act of 1934, as amended (the “Act”), the rules and regulations of the Federal Communications Commission (the “FCC Rules”), any other applicable law or the Policy Statement (as defined in Section 3.1).

2.2.2    Upon written notice to Programmer (to the extent time permits such notice), Owner may suspend or cancel such program, commercial announcement or promotional material or any portion thereof and substitute its own programming or require Programmer to provide suitable programming, commercial announcement or other announcement or promotional material including, without limitation, retractions, in the event Owner determines in good faith, but in its sole discretion, that slanderous or defamatory material may have been broadcast. Upon making such a good faith determination, Owner may take such measures without: (i) creating any liability to Programmer or any other third party on the part of Owner or (ii) limiting Owner’s indemnification rights pursuant to Section 4.1, or any of its other rights pursuant to Section 3.1 or any other applicable provision of this Agreement. In no event shall Programmer, or Programmer’s employees, represent, depict, describe or portray Programmer as Owner of the Station. To this end, all employees of Programmer, whose work involves the Station, shall be informed as to Owner’s ultimate control over the Station and Programmer’s subordinate capacity.

2.2.3    Owner shall provide and pay for the General Manager of the Station, who shall report and be accountable solely to Owner and who shall be responsible for the direction of the day-to-day operation of the Station to the extent required pursuant to the FCC Rules. Owner shall retain control over the policies, programming and operations of the Station, including without limitation the right to decide whether to accept or reject any programming or advertisements, the right to pre-empt any programs in order to broadcast a program deemed by Owner to be of greater national, regional or local interest, and the right to take any other actions necessary for compliance with the laws of the United States, the State of Texas, the rules, regulations and policies of the FCC, including the prohibition on unauthorized transfers of control and multiple ownership of stations, and the rules, regulations and policies of other federal governmental authorities, including the Federal Trade Commission and the Department of Justice.

2.2.4    Owner shall at all times be solely responsible for meeting all of the FCC’s requirements with respect to public service programming, for maintaining the political and public inspection files and the Station log, for the sale of political advertising, and for the preparation of all programs/issues lists. Nothing in this Agreement shall abrogate Owner’s unrestricted authority to discharge its obligations to the public and to comply with the Act and the FCC Rules.

2.2.5    Pursuant to Note 2(k)(3) to Section 73.3555 of the FCC Rules, Owner certifies that it maintains ultimate control over the Station’s facilities, including specifically control over station finances, personnel and programming, and Programmer certifies that this Agreement complies with the provisions of Sections 73.3555(a), (c) and (d) of the FCC Rules.

2.3    Programmer’s Responsibilities with Respect to Operation of Station.    At Owner’s request, Programmer shall cooperate with and assist Owner in complying with the FCC Rules and the other rules and regulations referenced in Section 2.2. Programmer shall cause the Station to transmit any required tests of the Emergency Alert System at such times as are directed by Owner. Programmer shall prepare, maintain and deliver to Owner all records and information required by the FCC to be placed in the public inspection files of the Station pertaining to the broadcast of political programming and advertisements, in accordance with the provisions of Sections 73.1940 and 73.3526 of the FCC’s rules, and agrees to broadcast sponsored programming addressing political issues, in accordance with the provisions of Section 73.1212 of the FCC’s rules. Programmer also shall consult with Owner and adhere strictly to all applicable statutes and the rules, regulations and policies of the FCC, as announced from time to time, with respect to the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, others to “equal opportunities”) and the charges permitted therefor; provided, however, that in the event that Owner, in its sole discretion, determines that Programmer is failing to comply with such statutes and FCC Rules, upon Owner’s instruction to such effect, Programmer shall immediately cease and desist from carrying political advertisements and programming. Programmer shall furnish within its programming, on behalf of Owner, all station identification announcements required by the FCC’s rules. Programmer shall provide information with respect to any of its programming which is responsive to the public needs and interests of the area served by the Station so as to assist Owner in the preparation of any required programming reports, and provide other information to enable Owner to prepare other records, reports and logs required by the FCC or other local, state or federal governmental agencies. Programmer shall promptly provide Owner with copies of all correspondence and complaints received from the public (including any telephone logs of complaints called in), copies of all program logs and promotional materials. All studio facilities used by Programmer shall comply with FCC Rules related to the location and staffing thereof.

2.4    Public Affairs; Special Events.    Notwithstanding any other provision of this Agreement, Programmer recognizes that Owner has certain obligations to broadcast programming to meet the needs and interests of the community of license for the Station. Owner shall have the right to air specific programming on issues of importance to the local community. Nothing in this Agreement shall abrogate the unrestricted authority of Owner to discharge its obligations to the public and to comply with the FCC Rules with respect to meeting the ascertained needs and interests of the public. Accordingly, Owner may broadcast public affairs programming in either one (1) hour blocks during the hours of 5am to 6am Saturday and Sunday; provided, however, that if Owner determines that it needs additional time or an alternative regularly scheduled time in order to meet its obligations as an FCC licensee Programmer shall make such time available to Owner. Additionally, Owner shall have the right, in its reasonable discretion, to pre-empt any of the broadcasts of the programs supplied by Programmer, and to use part or all of the hours of operation of the Station for the broadcast of events of special importance. In all such cases, Owner will use its best efforts to give Programmer reasonable advance notice of its intention to pre-empt programming and, in the event of such pre-emption, Programmer shall receive a credit for such time as may be pre-empted by Owner.

SECTION III.
STATION PROGRAMMING POLICIES

3.1    Broadcast Station Programming Policy Statement.    Owner has adopted a Broadcast Station Programming Policy Statement (the “Policy Statement”), a copy of which is attached as Exhibit B and which may be amended from time to time by Owner upon notice to Programmer. Programmer agrees and covenants to comply in all material respects with the Policy Statement, with the Act and all FCC Rules, and with all changes subsequently made by Owner or the FCC. Programmer shall furnish or cause to be furnished the artistic personnel and material for the programs as provided by this Agreement and all programs shall be prepared and presented in conformity with the Act, the FCC Rules and with the Policy Statement. All advertising spots and promotional material or announcements shall comply with the Act, the FCC Rules, and all other applicable federal, state and local regulations and policies and the Policy Statement, and shall be produced in accordance with quality standards established by Programmer. If Owner in its sole discretion determines in good faith that a program, commercial announcement or promotional material, or any portion thereof, supplied by Programmer is contrary to the public interest, or does not comply with the Policy Statement, the Act or the FCC Rules, it may act pursuant to Section 2.2.2. The submission by Programmer of any programming, announcement, advertising or other matter that is slanderous, defamatory, obscene or indecent and therefore in violation of the Policy Statement, or that is otherwise in violation of the Policy Statement, shall constitute a material breach of this Agreement, and shall entitle Owner, at its sole discretion, to terminate this Agreement immediately, effective within 24 hours of notice by Owner to Programmer of such termination (or, if the giving of such notice is impractical, as determined by Owner in good faith, in the absence of such notice), notwithstanding the provisions of Section 5.

3.2    Programmer Compliance with Copyright Act.    Programmer represents and warrants to Owner that Programmer has full authority to broadcast its programming on the Station, and that Programmer shall not broadcast any material in violation of the Copyright Act. All music supplied by Programmer shall be (i) licensed by ASCAP, SESAC or BMI, (ii) in the public domain, or (iii) cleared at the source by Programmer. The right to use the programming and to authorize its use in any manner shall be and remain vested in Programmer.

3.3    Plugola/Payola.    Programmer agrees that it will comply with the Policy Statement regarding the prohibition against plugola and payola in accordance with the Act and FCC Rules.

SECTION IV.
INDEMNIFICATION

4.1    Programmer’s Indemnification.    Programmer shall indemnify and hold harmless Owner and its officers, directors, employees, affiliates and agents (the “Owner Parties”) from and against any and all claims, losses, costs, liabilities, damages, expenses, judgments, amounts paid in settlement and FCC fines or forfeitures or in response to any FCC enforcement investigation (including, in each case, all reasonable legal fees and other expenses incidental thereto) of every kind, nature and description, including but not limited to, slander or defamation arising out of Programmer’s broadcasts, sale of advertising time and related conduct in connection with this Agreement and the actions and conduct of Programmer’s principals, employees, agents and representatives acting in connection with this Agreement (except insofar as such liability arises from Owner’s willful misconduct) to the fullest extent permitted by law.

SECTION V.
TERMINATION AND REMEDIES UPON DEFAULT

5.1.    Events of Default.    The following shall constitute events of default (the “Events of Default”) under the Agreement:

5.1.1    Non-Payment.    The Programmer’s failure to pay any broadcast fee pursuant to Section 1 when due.

5.1.2    Non-Timely Delivery of Program Materials.    Programmer’s failure to deliver programs in a timely fashion.

5.1.3    Default in Covenants.    The default by Programmer or by Owner in the performance of any material covenant, condition or undertaking contained in this Agreement (other than defaults governed by Sections 3.1, 5.1 or 5.2, which, in each case, shall be governed by such sections).

5.1.4    Adverse Legal Action.    If Programmer shall (a) make a general assignment for the benefit of creditors, (b) file or have filed against it a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors’ representative for the property or assets of Programmer under any federal or state insolvency law, which, if filed against Programmer, has not been dismissed or discharged within thirty (30) days thereof.

5.1.5    Breach of Representation.    If any representation or warranty made by Owner or Programmer in this Agreement, or in any certificate or document furnished by Programmer to Owner pursuant to the provisions of this Agreement, shall prove to have been false or misleading in any material respect as of the time furnished.

5.2    Cure Periods.    Notwithstanding anything in Section 5.1 to the contrary, with respect to Sections 5.1.3 and 5.1.5, no Event of Default shall be deemed to have occurred until the non-defaulting party has provided the party in default with written notice specifying the event or events that, if not cured, would constitute an Event of Default and specifying the actions necessary to cure the default(s) and the defaulting party shall have failed to have cured such default within thirty days after receipt of such notice. This period may be extended for a reasonable period of time if the defaulting party is acting in good faith to cure and such delay is not materially adverse to the non-defaulting party.

5.3    Termination Upon Default.    Upon the occurrence of an Event of Default, the non-defaulting party may immediately terminate this Agreement, provided that it is not also in material default of this Agreement. Notwithstanding the foregoing, this Agreement: (a) shall terminate immediately, without notice to Programmer or any further action by Owner or any other person, upon Programmer’s making a general assignment for the benefit of creditors, or filing a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors’ representative for the property or assets of Programmer under any federal or state insolvency law; and (b) shall terminate at the end of the thirtieth (30th) day after any person has filed against Programmer a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors’ representative for the property or assets of Programmer under any federal or state insolvency law, unless such petition has been dismissed or discharged by such time. In no event shall Owner have any liability for consequential, special, incidental, or lost profits damages. In no event shall termination extinguish any rights of Owner pursuant to Section 4.

5.4.    Sale of Station or Change of Format.    If the FCC licenses for the Station are assigned or transferred during the term of this Agreement, Owner’s obligations under the Agreement will be satisfied by the assignment to and acceptance of those obligations by the successor owner of the Station or such owner’s affiliate.

5.5.    Termination Upon Order of Judicial or Governmental Authority.    If any court of competent jurisdiction or any federal, state or local governmental authority designates a hearing with respect to the continuation or renewal of any license or authorization held by Owner for the operation of the Station, advises any party to this Agreement of its intention to investigate or to issue a challenge to or a complaint concerning the activities permitted by this Agreement, or orders the termination of the Agreement and/or the curtailment in any manner material to the relationship between the parties to this Agreement of the provision of programming by Programmer, with the concurrence of Owner, Programmer shall have the option to seek administrative or judicial appeal of or relief from such order(s), in which event Owner shall cooperate with Programmer provided that Programmer shall be responsible for legal fees incurred in such proceedings, or Programmer shall notify Owner that the Agreement will be terminated in accordance with such order(s). If the FCC designates the renewal application of the Station for a hearing as a consequence of this Agreement or for any other reason, Programmer shall cooperate and comply with any reasonable request of Owner to assemble and provide to the FCC information relating to Programmer’s performance under this Agreement, at Programmer’s expense. Upon termination following such governmental order(s), Programmer shall pay to Owner any fees due but unpaid as of the date of termination as may be permitted by such order(s), and Owner shall reasonably cooperate with Programmer to the extent permitted to enable Programmer to fulfill advertising or other programming contracts then outstanding. Thereafter, neither party shall have any liability to the other.

5.6    Force Majeure.    In the event of a failure or impairment of the Station’s facilities or any delay or interruption in the broadcast of programming, or failure at any time to furnish facilities, in whole or in part, for broadcast, due to Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods, earthquakes and any other cause not reasonably within the control of Owner, each party hereunder shall be excused from performance under this Agreement during the period of such failure or impairment; subject, however, to the provisions of Section 1.5.

SECTION VI.
MISCELLANEOUS

6.1    Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, provided, however, that Programmer may not assign its rights and obligations under this Agreement without the prior written consent of Owner, such consent not to be unreasonably withheld. In the event of any such an assignment or succession in accordance with this Agreement, all references herein to Programmer or Owner, as the case may be, shall be deemed to refer to such assignee or successor.

6.2    Governing Law.    The obligations of Owner and Programmer are subject to applicable federal, state and local law, rules and regulations, including, but not limited to, the Act and the FCC Rules. The construction and performance of the Agreement will be governed by the laws of the State of California.

6.3    Notices.    Any notice, demand or request given under the provisions of the Agreement shall be in writing and shall be deemed to have been duly delivered on the date of personal delivery or on the date of receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, or if delivered by overnight courier, and shall be deemed to have been received on the date of personal delivery or on the date set forth on the return receipt, to the following addresses, in the case of Owner, by notifying Programmer, and in the case of Programmer, by notifying Owner.

To Owner:	Copy to:

Liberman Broadcasting of Houston, Inc.	O’Melveny & Myers LLP
c/o Liberman Broadcasting, Inc.	400 South Hope Street
1845 Empire Ave.	15th Floor
Burbank, California 91504	Los Angeles, California 90071-2899
Attn: Lenard D. Liberman, Esq.	Attn: Joseph K. Kim

To Programmer:

Little Saigon Radio Broadcasting, Inc. 15781 Brookhurst Street, #101 Westminster, California 92683 Attn: Ninh Quang Vu

6.4    Invalidity.    If any provision of this Agreement or the application thereof to any person or circumstances shall be held invalid or unenforceable to any extent, the parties shall negotiate in good faith and attempt to agree on an amendment to this Agreement that will provide the parties with substantially the same rights and obligations, to the greatest extent possible, as the original Agreement in valid, binding and enforceable form.

6.5    Attorneys’ Fees.    In the event of any legal action to enforce the terms of this Agreement, the prevailing party in any such action shall be entitled to recover from the losing party the prevailing party’s costs and reasonable attorneys’ fees and other expenses incidental thereto incurred in connection with any such action.

6.6    Modification and Waiver.    No modification or waiver of any provision of the Agreement shall be effective unless made in writing and signed by the party adversely affected, and any such waiver and consent shall be effective only in the specific instance and for the purpose for which such consent was given.

6.7    No Waiver; Remedies Cumulative.    No failure or delay on the part of Owner or Programmer in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The waiver of any breach of this Agreement by any party hereto shall not be deemed to be a waiver of any preceding or subsequent breach under this Agreement. The rights and remedies of the parties to this Agreement are cumulative and are not exclusive of any rights or remedies which either may otherwise have.

6.8    Headings.    The headings contained in this Agreement are included for convenience only and shall not in any way alter the meaning of any provision.

6.9    Counterpart Signatures.    This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original and be binding on the parties to this Agreement.

6.10    Entire Agreement.    This Agreement embodies the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, or written, between them with respect to the subject matter hereof.

6.11    Severability.    In the event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable, it shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

LIBERMAN BROADCASTING OF HOUSTON, INC.
By:	/s/ LENARD D. LIBERMAN
Its:	Executive Vice President

LITTLE SAIGON RADIO BROADCASTING, INC.
By:	/s/ NINH QUANG VU
Ninh Quang Vu
Its:	President

Exhibit A

Payments

In consideration for the airtime supplied to Programmer pursuant to this Agreement, Programmer shall provide the following consideration to Owner.

A.    Monthly Rates

In accordance with Section 1.4 of the Agreement, Programmer shall make monthly payments in the following amounts:

Year	Rate
Effective Date through November 30, 2002	$30,000 per month plus a prorated portion of the $30,000 monthly amount for the remainder of November 2001 to be paid upon execution of the Agreement.

Effective December 1, 2002, the amounts set forth above shall be automatically increased, without any further action of the parties, by an amount equivalent to the greater of (A) the increase in the Consumer Price Index for the relevant year, rounded upward to the next highest whole number or (B) five percent (5%). An increase in accordance with the formula set forth in the preceding sentence shall occur on each subsequent December 1 of the Term.

B.    Costs

Programmer shall promptly reimburse Owner for any amounts paid by Owner which represents costs which Programmer has agreed to assume pursuant to the Agreement

Exhibit B

KJOJ(AM) Station Programming Policy

1.    Broadcast Content and Technical Requirements.    All programs delivered to Liberman Broadcasting of Houston, Inc. (“Owner”) for airplay shall be professional broadcast quality.

1.1    Owner reserves the right to review any program at any time for its suitability for airing either for unacceptable content or poor technical quality.

1.2    Owner reserves the right not to broadcast any material at any time due to either unacceptable content or poor technical quality. Little Saigon Radio (“Programmer”) shall remain obligated to pay for airtime.

1.3    Any and all transmission of Programmer programming to Owner is the responsibility of the Programmer.

1.4    Owner is responsible for and will provide all station IDs, public service announcements and community affairs programming.

2.    Regulations and Guidelines.    All programming shall conform to all requirements under the Communications Act of 1934, as amended, all rules regulations and policies of the Federal Communications Commission (the “FCC Rules”) and this KJOJ(AM) Station Programming Policy as each may be amended from time to time. The program may not disserve the public interest, as determined by Owner in good faith. Programmer agrees to cooperate with Owner in the broadcasting of programs of the highest possible standard of excellence and for this purpose to observe the following regulations in the preparation, writing and broadcasting of its programs.

2.1    Political & Editorial Content.    Any and all editorial opinion, political candidate or ballot proposition endorsements and non-paid political candidate appearances shall be conducted in accordance with the FCC Rules. Programmer also shall consult with Owner and adhere strictly to all applicable statutes and the rules, regulations and policies of the FCC, as announced from time to time, with respect to the carriage of political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, others to “equal opportunities”) and the charges permitted therefor; provided, however, that in the event that Owner, in its sole discretion, determines that Programmer is failing to comply with such statutes and FCC Rules, upon Owner’s instruction to such effect, Programmer shall immediately cease and desist from carrying political advertisements and programming. If any programming or other material submitted for broadcast by Programmer triggers equal access and/or related obligations to competing political candidates under the Communications act of 1934, as amended, and/or the FCC Rules, Programmer shall be responsible to provide any broadcast time so required and to ensure compliance with the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC.

2.2    Respectful of Faiths.    The subject of religion and references to particular faiths, tenants, and customs shall be treated with respect at all times.

2.3    No Denominational Attacks.    Programs shall not contain any personal attacks within the meanings of the FCC’s personal attack rule (currently codified at 47 CFR §73.1920).

2.4    Controversial Issues.    Programmer shall use reasonable efforts to ensure that any discussion of controversial issues of public importance shall be reasonably balanced with the presentation of contrasting viewpoints in the course of overall programming through the use of hosts, guests and callers expressing a variety of viewpoints. To the extent required in accordance with the FCC Rules, Owner may require that responsive program be aired if any programming contains (x) attacks on the honesty, integrity, or like personal qualities of any person or group of issues of public importance or (y) during the course of political campaigns, editorializing about individual candidates.

2.5     Contests.    All contest-type programs and promotions must comply with Section 73.1216 of the FCC Rules and all other applicable federal, state and local laws. In the event that Owner determines that such programs and promotions do not comply with the foregoing or are otherwise in poor taste, Owner may refuse to permit the airing thereof, in addition to such other rights and remedies which Owner may have under the Agreement including, without limitation, rights and remedies resulting from the breach of the Agreement by Programmer.

2.6    No Lotteries.    Announcements giving any information about lotteries or games prohibited by federal or state law or regulation are prohibited.

2.7    No “Dream Books”.    References to “dream books,” the “straight line,” or other direct or indirect descriptions or solicitations relative to the “numbers game,” or the “policy game,” or any other form of gambling are prohibited.

2.8    No Numbers Games.    References to chapter and verse numbers, paragraph numbers, or song numbers, which involve three digits should be avoided and, when used, must relate to the overall theme of the program.

2.9    Required Announcements.    Programmer shall broadcast (i) an announcement at the beginning and end of each program, and hourly, as appropriate, to indicate that program time has been purchased by Programmer, and (ii) any other announcement that may be required by law, regulation or Station policy.

2.10    Credit Terms Advertising.    All advertising of credit terms shall comply with the rules and regulations of the Federal Trade Commission and with all other applicable laws.

2.11    No Illegal Announcements.    No announcements or promotion prohibited by federal or state law or regulation of any lottery or game shall be made over the Station. Any game, contest, or promotion relating to or to be presented over the Station must be fully stated

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and explained in advance to Owner, which reserves the right in its sole discretion to reject any game, contest or promotion.

2.12    Owner Discretion Paramount.    In accordance with Owner’s responsibility under the Communications Act of 1934, as amended, and the FCC Rules, Owner reserves the right to reject or terminate any advertising proposed to be presented or being presented over the Station which is in conflict with Station policy or which in the reasonable judgment of Owner or its General Manager or Chief Engineer would not serve the public interest.

2.13    Programming Prohibitions.    Programmer shall not broadcast any of the following programs or announcements:

A.    False Claims.    False or unwarranted claims for any product or service.

B.    Unfair Imitation.    Infringements of another advertiser’s rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

C.    Commercial Disparagement.    Any disparagement of competitors or competitive goods.

D.    Profanity.    Any programs or announcements that are slanderous, defamatory, obscene, profane, indecent, vulgar, repulsive or offensive, either in theme or treatment. Depictions of violence should be minimized, and may not promote or espouse the use of such violence.

E.    Price Disclosure.    Any price mentions except as permitted by Owner’s policies current at the time.

F.    Unauthenticated Testimonials.    Any testimonials which cannot be authenticated.

G.    Descriptions of Bodily Functions.    Any continuity which describes in a repellent manner internal bodily functions or symptomatic results of internal disturbances, and no reference to matters which are not considered acceptable topics in social groups.

H.    Conflict Advertising.    Any advertising matter or announcement which may, in the reasonable opinion of Owner, be injurious or prejudicial to the interest of the public, the Station or honest advertising and reputable business in general.

I.    Fraudulent or Misleading Advertisement.    Any advertising matter, announcement or claim which Programmer knows to be fraudulent, misleading or untrue.

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J.    Advertisements.    All advertising and other paid or bartered announcements included in the program must meet sponsorship identification requirements. No advertisements for cigarettes or tobacco products may be presented.

K.    Taped Material/Telephone Calls.    Any program containing material taped from other broadcast stations or containing taped telephone calls must comply with all copyright laws and privacy laws.

2.14    Payola and Plugola.    The Programmer will provide to the Station in advance any information known to Programmer regarding any money or other consideration which has been paid or accepted, or has been promised to be paid or to be accepted, for the inclusion of any matter as a part of any programming or commercial material to be supplied to Owner by Programmer for broadcast on the Station, unless the party making or accepting such payment is identified in the program as having paid for or furnished such consideration in accordance with the FCC Rules. Commercial matter shall have obvious sponsorship identification contained in the commercial copy. The Programmer will at all times endeavor to proceed in good faith to comply with the requirements of Sections 317 and 507 of the Communications Act of 1934, as amended, and the related FCC Rules and regulations of the FCC. At such times as Owner may reasonably request, Programmer agrees to execute and to provide Owner with affidavits from itself and all of its employees and agents who are involved with providing programming on the Station in the form of Annex A hereto.

Owner may waive any of the foregoing regulations in specific instances if, in its reasonable opinion, good broadcasting in the public interest will be served thereby. In any case where questions of policy or interpretation arise, Programmer shall submit the same to Owner for decision before making any commitments in connection therewith.

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ANNEX A TO KJOJ(AM) STATION PROGRAMMING POLICY

Form of Payola Affidavit

City of Westminster)
County of Orange)                         SS: ###-##-####
State of California)

I, Ninh Quang Vu, having first been duly sworn, hereby state that I have read and will comply with the provisions of Section 317 and 507 of the Communications Act of 1934, as amended, copies of which are attached hereto. I also have read and will comply with the provisions of the Commission’s Sponsorship Identification Rule (73.1212), a copy of which is attached hereto.

I also will comply with the policy of this Station, KJOJ(AM), which prohibits every employee having any voice in the selection of broadcast matter from (a) engaging in any outside business or economic activity which would create a conflict of interest in the selection of broadcast matter; (b) accepting any favors, loans, entertainment or other consideration from persons seeking the airing of any broadcast matter in return thereof, and (c) promoting over the air (except by means of an appropriate commercial announcement) any activity or matter in which the employee has a direct or indirect financial interest.

I understand that receiving or agreeing to receive anything of value from a third party for the broadcast of any program material over the Station is a crime, unless the agreed payment is disclosed to the Station before broadcast of the program material. This crime, commonly called “payola”, is punishable by one year in prison and a fine of up to $10,000.

During the past year, I have not been promised or paid anything of value directly or indirectly by a third party for the broadcast of any programming material over the Station.

/s/ Ninh Quang Vu
Affiant

The foregoing instrument was acknowledged before me this 7th day of November, 2001 by Ninh Vu, who is personally known to me or who has produced Driver License as identification.

/s/ Kathleen Bui

Notary Public     /s/ Kathleen Bui
My Commission expires:    08-09-03